March 22, 2010

Sent via Email and U.S. Mail

Gary F. Linden
Helsell Fetterman, LLP
1001 Fourth Avenue
Seattle, WA 98154

Dear Mr. Linden:

This letter is in response to your letter of February 23, 2010, addressed to the Board of Directors of Cascade Financial Corporation (Cascade) on behalf of your clients, the Skotdals.

The Board of Directors of Cascade takes the allegations in your letter and the nomination of Directors very seriously and has therefore formed a special committee of independent directors (Special Committee) to evaluate the issues raised in your letter and to recommend actions in the best interests of all Cascade shareholders.

Of particular concern to the Special Committee is your suggestion that the Board of Directors has in some way not fulfilled its duties to its shareholders.  Director Skotdal has nine years of service and Director Lane more than 15 years of service on the Cascade Board of Directors.  During their respective tenures, Mr. Skotdal and Mr. Lane actively participated in dozens of Board meetings in which the Directors have overseen the adoption of Board procedures, the selection of management, the creation of compensation policies and corporate governance standards and fulfilled other important functions that have served shareholder interests. While differing points of view are often and appropriately aired as part of thorough Board deliberations, as has been the case at Cascade, the Board cannot abstain from taking action as a result of disagreement by one or even two Directors.  The Board’s duty is to serve the interests of all shareholders, not just the interests of your clients.

With regard to your clients’ Director nominees for the upcoming annual meeting, Cascade has always welcomed shareholder suggestions. In this regard, in 2004 Cascade established procedures for the nomination of Directors proposed by shareholders. These are procedures with which your client, Mr. Skotdal, should be quite familiar with given his 6 year role as a member of the Corporate Governance and Nominating Committee (Nominating Committee).  In your February 23 letter, you indicated your desire for Cascade to nominate your candidates, yet rather than proposing Messrs. Rainville, Sievers and Hofmann for consideration by the Nominating Committee, the first knowledge the Nominating Committee had that these persons were being proposed as candidates for board consideration and nomination was your public demand letter.

Mr. Gary F. Linden
March 22, 2010

On receipt of your letter, as Chair of the Nominating Committee I attempted to contact your three candidates to arrange for interviews to evaluate their qualifications.   In response to my invitation for an interview Tom Rainville indicated he was unwilling to interview for a Board position. Arnold Hofmann said he would have to talk to an attorney before he would be willing to be interviewed and later called me to say that he would not participate in a private interview.  Mr. Sievers was not reachable.  On March 4, our counsel received a letter from your office indicating that the candidates were willing to be interviewed only as a group and only with your law firm present.  As Mr. Skotdal is well aware, this is not consistent with the Nominating Committee’s practices for evaluating Board candidates.

Lack of following established procedure aside, Cascade remains open minded about the nomination of additional, qualified Directors to its Board. We also share your expressed desire to work cooperatively on actions that are in all shareholders’ best interests. However, in light of your clients’ recent actions, the disregard for procedures with which Mr. Skotdal is charged as a sitting Director with enforcing, and the lack of cooperation we have received in trying to assess the qualifications of your candidates, we are left to conclude you have no interest in working cooperatively. Instead, your actions indicate that you are intent on a costly and distracting proxy contest that we believe will not serve the shareholder interests.

Should you continue along this path, the Board will take actions to protect the interests of all Cascade shareholders. Cascade’s Board of Directors will not put the financial and personal interests of the Skotdal family above those of our other owners.

The Board remains ready and willing to interview your proposed Director nominees so that we can make a recommendation to the shareholders in our upcoming proxy statement. In the absence of your cooperation, we will have no choice but to make recommendations based solely on publicly available information.

Sincerely,

/s/ David Duce
David Duce, Chair
Corporate Governance & Nomination Committee
Cascade Financial Corporation

cc: Glen Garrison, via Email and U.S. Mail